Exhibit 10.48

RESALE RESTRICTION AGREEMENT

THIS RESALE RESTRICTION AGREEMENT (the “Agreement”) is made and entered into as of October 4, 2005, by and among NutraCea, a California corporation and <Name> (“Shareholder”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below). The obligations of the parties hereto shall be effective as of the Effective Time.

NutraCea and Shareholder agree as follows:

1.             Background and Purpose. NutraCea, Red Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of NutraCea (“Merger Sub”), and The RiceX Company, a Delaware corporation (“RiceX”), are parties to that certain Agreement and Plan of Merger and Reorganization (“Merger Agreement”) dated as of April 4, 2005, which provides for the merger (“Merger”) of Merger Sub into RiceX and for RiceX to thereafter be a wholly-owned subsidiary of NutraCea. Shareholder is the holder of shares of RiceX common stock and/or options to purchase shares of RiceX common stock and accordingly will receive significant consideration pursuant to the terms of the Merger Agreement. As a condition to the Merger, the Merger Agreement contemplates, among other things, that Shareholder will enter into this Resale Restriction Agreement (“Agreement”).

2.             Resale Restriction. Shareholder agrees that, without the express prior written consent of NutraCea’s Chief Executive Officer acting on behalf of NutraCea, Shareholder will not offer, sell, make any short sale of, loan, encumber, grant any option for the purchase of, or otherwise dispose of (the “Resale Restrictions”), any securities of the NutraCea beneficially owned or otherwise held by Shareholder as of the date of this Agreement or hereafter acquired by Shareholder (collectively, the “Shares”) for a period of three (3) years after the Effective Time (the “Lock-up Period”). The foregoing Resale Restrictions are expressly agreed to preclude the holder of the Shares from engaging in any hedging or other transaction which may lead to or result in a sale of Shares during the Lock-up Period even if such Shares would be sold by someone other than Shareholder. Such prohibited hedging or other transactions would include without limitation any short sale, any pledge or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Shares. The Resale Restrictions shall apply regardless of whether Shareholder is an employee of NutraCea.

3.             Permitted Transfers to Family Members. Notwithstanding the provisions of Section 2 above, Shareholder may transfer (subject to the terms of any option or warrant agreement) any or all of the Shares either during Shareholder’s lifetime or on death by will or intestacy to Shareholder’s immediate family or to a trust the beneficiaries of which are exclusively Shareholder and/or a member or members of Shareholder’s immediate family; provided, however, that in any such case it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Shares subject to the provisions of this Agreement, and there shall be no further transfer of such Shares except in accordance with this Agreement. For purposes of this Agreement, “immediate family” shall mean spouse, lineal descendant, father, mother, brother or sister of the transferor.

4.             Stock Transfer Instructions. Shareholder agrees and consents to the entry of stop transfer instructions with the transfer agent for NutraCea’s common stock against any transfer of shares of NutraCea’s common stock by Shareholder in contravention of the Resale Restrictions.

5.             Restrictive Legends. The certificates representing the Shares shall be marked with restrictive legends as follows:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AS SET FORTH IN AN AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION

6.    Miscellaneous.

6.1.           Entire Agreement. This Agreement, the Merger Agreement and the documents attached thereto or hereto as exhibits constitute the entire agreement between the parties, all oral agreements being merged herein, and supersede all prior representations. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein and therein.

6.2.           Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

6.3.           Waiver. Any waiver of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction either of that term or condition as it applies on a subsequent occasion or of any other term or condition.

6.4.           Nonassignability. This Agreement shall not be assigned by Shareholder without the prior written consent of NutraCea. Any assignment contrary to the provisions of this Agreement shall be deemed a default under this Agreement, allowing NutraCea to exercise all remedies available under law.

6.5.           Succession. Subject to the provisions otherwise contained in this Agreement, this Agreement shall inure to the benefit of and be binding on successors and assigns of the respective parties.

6.6.           Notices. Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (i) on the date of personal service on the parties, (ii) on the third business day after mailing, if the document is mailed by registered or certified mail, (iii) one day after being sent by professional or overnight courier service or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or (iv) on the date of transmission by telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed. Any such notice shall be delivered or addressed to the parties at the addresses set forth below or at the most recent address specified by the addressee through written notice under this provision. Failure to conform to the requirement that mailings be done by registered or certified mail shall not defeat the effectiveness of notice actually received by the addressee.

6.7.           Attorneys’ Fees; Prejudgment Interest. If the services of an attorney are required by any party to secure the performance of this Agreement or otherwise upon the breach or default of another party to this Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and other expenses, in addition to any other relief to which such party may be entitled. Any award of damages following judicial remedy or arbitration as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.

6.8.           Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the parties had all signed the same document. All counterparts shall be construed together and shall constitute one agreement.

6.9.           Captions. All paragraph captions are for reference only and shall not be considered in construing this Agreement.

6.10.         Severability. If any provision of Agreement is held by a court of competent jurisdiction to be invalid or enforceable, the remainder of the Agreement which can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.

6.11.         Governing Law. The rights and obligations of the parties and the interpretation and performance of this Agreement shall be governed by the law of California, excluding its conflict of laws rules.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

NUTRACEA		SHAREHOLDER

Bradley Edson, President		<Name>

Address:	NutraCea	Address:	c/o The RiceX Company
	1261 Hawks’ Flight Court		1241 Hawk’s Flight Court
	El Dorado Hills, CA 95762		El Dorado Hills, California 95762
Facsimile:	(916) 933-7001	Facsimile:	(916) 933-3232